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                                                                    EXHIBIT 20.1
                                                                   PRESS RELEASE

PRESS CONTACT:                                     INVESTOR RELATIONS CONTACT:
Robyn Jenkins                                      Roberta De Tata
Cisco Systems, Inc.                                Cisco Systems, Inc.
(408) 853-9848                                     (408) 527-6388
rojenkin@cisco.com                                 rdetata@cisco.com

INDUSTRY ANALYST RELATIONS CONTACT:
Dora Ferrell
Cisco Systems, Inc.
(408) 527-4202
dferrell@cisco.com

CISCO SYSTEMS COMPLETES ACQUISITION OF IPCELL TECHNOLOGIES

SAN JOSE, Calif.--(BUSINESS WIRE)--Nov. 3, 2000--Cisco Systems, Inc., today announced it has completed the acquisition of IPCell Technologies, Inc. of Richardson, Texas.

On Sept. 28, 2000, Cisco announced a definitive agreement to acquire IPCell Technologies, a provider of software for broadband access networks combining Internet Protocol (IP) and telephony services. This acquisition is being accounted for using purchase accounting.

ABOUT CISCO SYSTEMS

Cisco Systems, Inc. (NASDAQ: CSCO) is the worldwide leader in networking for the Internet. News and information are available at www.cisco.com.


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Cisco, Cisco Systems, and the Cisco Systems logo are registered trademarks of
Cisco Systems, Inc. and/or its affiliates in the U.S. and certain other countries. All other trademarks mentioned in this document are the property of their respective owners.